EXHIBIT 99.1

Zones Completes Going-Private Transaction

AUBURN, WA--(Marketwire - December 31, 2008) - Zones, Inc. (NASDAQ: ZONS) today announced the completion of its acquisition by Firoz Lalji, its Chief Executive Officer, Chairman of the Board and majority shareholder, and certain of his related parties in a going-private transaction.

Under the terms of the merger agreement for the going-private transaction, which was adopted by Zones' shareholders at a special meeting held on December 19, 2008, Zones shareholders (other than Mr. Lalji, certain of his related parties and dissenting shareholders) are entitled to receive $7.00 in cash, without interest and less any applicable withholding taxes, for each share of common stock they owned immediately prior to the effective time of the merger. Zones common stock will be delisted from the NASDAQ Global Market.

Shareholders of record will receive a letter of transmittal and instructions on how to surrender their shares of Zones common stock in exchange for the merger consideration. Shareholders of record should wait to receive the letter of transmittal before surrendering their shares.

About Zones, Inc.

Zones, Inc. is a single-source direct marketing reseller of name-brand information technology products to the small-to-medium-sized business market, enterprise accounts and public sector accounts. Zones sells these products through outbound and inbound account executives, a national field sales force, catalogs and the Internet. Zones offers more than 150,000 products from leading manufacturers including Adobe, Apple, Avaya, Cisco, HP, IBM, Kingston, Lenovo, Microsoft, NEC, Nortel Networks, Sony, Symantec and Toshiba.

Incorporated in 1988, Zones, Inc. is headquartered in Auburn, Washington. Buying information is available at http://www.zones.com, or by calling 800-258-2088. The Company's investor relations information can be accessed online at www.zones.com/IR.

Contact:
Ronald McFadden
Zones, Inc.
Chief Financial Officer
253-205-3000